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                                                                  EXHIBIT 10-C-2

HARTMARX MANAGEMENT INCENTIVE PLAN
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      Executives are eligible for annual bonuses under the Management Incentive
Plan (MIP). Incentive opportunities are determined in relation to competitive market data as provided in the aforementioned national executive compensation surveys and subject to periodic review by independent consultants. Awards are based upon the achievement of financial goals established for individual operating units and on a consolidated basis in accordance with the Corporation's business plan. Individual awards for Corporate executives are based upon the achievement of both consolidated and operating unit goals weighted according to sales volume. Operating unit executives are measured on the goals appropriate to the unit within which they report with unit heads also accountable for consolidated goals. For fiscal 1993, Corporate executives were measured on Consolidated Pre-Tax Income and operating unit sales-weighted Pre-Tax Income, Cash Flow and Inventory Turnover goals. Operating unit executives were measured on Pre-Tax Income, Sales, Cash Flow and Inventory Turnover goals with unit heads also measured on Consolidated Pre-Tax Income. No bonuses would have been earned if the Corporation had not achieved positive income results. Bonuses were paid for 1993 to 56 executives, averaging 31.0% of salaries and 69.3% of maximum incentive opportunities.